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                                                                   EXHIBIT 10.80

VIA FAX


April 15, 1999


Mr. James T. Waring, Manager
FI Financial, LLC
c/o Ross Dixon & Bell
550 West B Street, Suite 400
San Diego, CA 92101-3599


RE:  Conditional Agreement Reached on Conversion of Debt to Equity


Dear Mr. Waring:

On Friday, January 15, 1999, Transpac and our secured creditor conditionally agreed to a debt-for-equity conversion essentially as outlined in the proposal submitted by Microelectronic Packaging, Inc. ("MPI") and its investment banker and financial advisors, L. H, Friend, Weinress, Frankson & Presson, Inc. ("LH Friend"). The acceptance of the attached proposal by Transpac and our secured creditor is conditional upon agreement of the same proposal by the majority of the remaining creditors. In addition, in fairness to all seven creditors and due to financial constraints, MPI could not complete this conversion without the acceptance by all of the creditors.

In connection with the attached Letter of Intent, signed today between MPI and STMicroelectronics ("ST"), ST has agreed to the assignment of all of its rights pursuant to their creditor position with MPI and subsidiaries. Assuming this agreement is finalized with ST, FI Financial, LLC ("FI") then will have assumed the ST creditor position. If and when that occurs, we are hopeful that FI will accept the attached proposal. If you agree, your acceptance of this proposal will, of course, be subject to 1) the completion and execution of a definitive agreement to be drafted by MPI's legal counsel, and 2) the approval by MPI's shareholders. MPI will obtain a fairness opinion relating to conversion on these terms from LH Friend, and MPI anticipates its shareholders will approve the conversion at a special meeting of shareholders to be held in mid to late June 1999.

In the attached proposal summary, MPI will convert the Asian debt into MPI Preferred Stock which will be convertible into MPI Common Stock on a two-for-one basis. Considering ST's Settled Debt amount of $1,349,100, FI would receive sufficient Preferred Stock to convert into a minimum of 2,645,294 shares of MPI Common Stock. For your information, MPI's common shares closed at $0.37 on Tuesday, April 13, 1999.
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Please understand that MPI's offer to increase the Settled Debt amount from
$1,137,044 to $1,349,100 is contingent upon the agreement of FI to terminate the ST Warrants outstanding to purchase 200,000 shares of MPI Common Stock at $1.00 per share.

Now that Transpac and our secured creditor has conditionally agreed to this proposal, we need your concurrence by signing your acceptance at the bottom of this letter. As indicated, we will immediately commence preparation of the legal documents for you and your legal advisors' review. All creditors will receive the identical conversion rate of $1.02 per share; this will be so noted in the agreement between MPI and each creditor.

Thank you kindly for all your help in our efforts to complete this debt-for-equity conversion. Please call me at 619-292-7000, extension 3014 if you have any questions or desire further information.

Best Regards,


     /s/ Denis J. Trafecanty
-----------------------------------
     Senior Vice President
     Chief Financial Officer



CC:  Andrew K. Wrobel, Chairman, CEO and President, MPI
     Robert W. Campbell, Managing Director, LH Friend
     Van E. Haynie, Esq., Ross, Dixon & Bell



AGREED AND ACCEPTED:



     /s/ James T. Waring                     April 15, 1999
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     Signature                               Date